Exhibit 99.2


                             [LETTERHEAD OF FINPRO]


November 17, 2004

Mr. Edward Geletka
President/C.E.O.
Colonial Bank, FSB
PO Box 776
Bridgeton, NJ 08302

Dear Ed:

Based upon our recent discussions, FinPro, Inc. ("FinPro") is pleased to submit this proposal to assist Colonial Bank, FSB ("the Bank") in preparing a business plan in connection with the Bank's mutual holding company reorganization and minority stock offering. The business plan will specifically address the deployment of capital raised in the stock offering.


1.  Scope of Project

The business plan will be specifically designed to build and measure value for a three-year time horizon. As part of the preparation of the business plan, the following major tasks will be included:

     o    assess the regulatory, social, political and economic environment;
     o    analyze the existing Bank markets from a:
          --   demographic standpoint;
          --   customer segment standpoint;
          --   product propensity standpoint;
          --   business standpoint;
          --   competitive standpoint;
     o    document the internal situation assessment;
     o    analyze the current ALM position;
     o    analyze the CRA position;
     o    compile a historical trend analysis;
     o    perform detailed peer performance and comparable analysis;
     o assess the Bank from a capital markets perspective including comparison to national, regional, and similar size organizations;
     o    identify and document strengths and weaknesses;
     o    document the objectives and goals;
     o    document strategies;
     o    map the Bank's general ledger to FinPro's planning model;
     o    compile three year projections of performance; and
     o    prepare assessment of strategic alternatives to enhance value.
     o provide four quarters of FinPro's Quarterly Bank Fiduciary Package reports (first quarter to be included in the Business Plan).
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As part of this process, FinPro will conduct a session with the Bank and its
Board to review and get Board approval of the regulatory business plan.

2.  Requirements of The Bank

To accomplish the tasks set forth in this proposal, the following information and work effort is requested of the Bank:

     o provide FinPro with all financial and other information, whether or not publicly available, necessary to familiarize FinPro with the business and operations of the Bank.
     o allow FinPro the opportunity, from time to time, to discuss the operation of the Bank business with bank personnel.
     o promptly advise FinPro of any material or contemplated material transactions which may have an effect on the day-to-day operations of the Bank.
     o    have system download capability.
     o promptly review all work products of FinPro and provide necessary sign-offs on each work product so that FinPro can move on to the next phase.
     o provide FinPro with office space, when FinPro is on-site, to perform its daily tasks. The office space requirements consists of a table with at least two chairs along with access to electrical outlets for FinPro's computers and a telephone line for modem communication.

3.  Term of the Agreement and Staffing

It is anticipated that it will take approximately six to eight weeks of elapsed time to complete the tasks outlined in this proposal. During this time, FinPro will be on-site at the Bank's facilities on a regular basis, during normal business hours. Any future work that would require extra expense to the Bank will be proposed on separately from this engagement prior to any work being performed.

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4.  Fees and Expenses

Fees:

FinPro fees to complete the tasks outlined in this proposal will be as follows:

         Strategic Business Plan                                   $25,000

FinPro's fee for this engagement is $25,000 plus all out-of-pocket and pass-through expenses as outlined below. This fee shall be payable as follows:

     o    $10,000 retainer payable at signing of this agreement;
     o    Remainder payable upon submission of the plan to the regulators

Expenses:

In addition to any fees that may be payable to FinPro hereunder, the Bank hereby agrees to reimburse FinPro for the following:

     1. Out of Pocket - all of FinPro's reasonable travel and other out-of-pocket expenses incurred in connection with FinPro's engagement. It is FinPro policy to itemize expenses for each project so that the client can review, by line item, each expense.
     2. Data Cost - pass through cost for market data which is equal to $350 per market. A market is defined as each branch market or zip code for which specific market data is provided. In this case FinPro expects to have a data passthrough cost for 8 markets, or $2,800.

FinPro agrees to execute a suitable confidentiality agreement with the Bank. The Bank acknowledges that all opinions, valuations and advice (written or oral) given by FinPro to the Bank in connection with FinPro's engagement are intended solely for the benefit and use of the Bank (and it's directors, management, and attorneys) in connection with the matters contemplated hereby and the Bank agrees that no such opinion, valuation, or advice shall be used for any other purpose, except with respect to the opinion and valuation which may be used for the proper corporate purposes of the client, or reproduced, or disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to FinPro be made by the Bank (or such persons), without the prior written consent of FinPro, which consent shall not be unreasonably withheld.

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Please sign and return one of the original copies of this agreement along with the retainer to indicate acceptance of the agreement. We hope that we might be selected to work with the Bank on this endeavor and are excited about building a relationship with the Bank.


By, /s/ Donald J. Musso                    /s/ Edward Geletka
   -------------------------------        --------------------------------------
          Donald J. Musso                          Edward Geletka
             President                            President and CEO
           FinPro, Inc.                          Colonial Bank, FSB

             11/17/04                                   12/3/04
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               Date                                      Date


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